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                                                               EXHIBIT 12.1

                LABORATORY CORPORATION OF AMERICA HOLDINGS

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS (LOSS) TO

              COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                           (DOLLARS IN MILLIONS)

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                                                             THREE MONTHS                 PROFORMA
                                                                 ENDED       PROFORMA   THREE MONTHS
                               YEAR ENDED DECEMBER 31,         MARCH 31     YEAR ENDED     ENDED
                          ---------------------------------  ------------- DECEMBER 31,  MARCH 31,
                          1992   1993   1994  1995   1996     1996   1997      1996         1997
                          ----- ------ ------ ----- -------  ------ ------ ------------ ------------
Earnings (loss):
 Earnings (loss) before
  provision for income
  taxes and
  extraordinary item....  $62.1 $191.1 $ 55.4 $ 3.1 $(188.3) $ 11.8 $  5.9   $(176.0)      $13.2
Add: Fixed Charges
 Interest expense
  (gross)                   4.2   10.9   34.5  65.5    71.7    16.7   22.7      59.4        15.4
 Interest factor in
  rents.................    9.0   10.0   11.5  20.1    23.5     6.1    5.9      23.5         5.9
                          ----- ------ ------ ----- -------  ------ ------   -------       -----
 Earnings (loss) as
  adjusted..............  $75.3 $212.0 $101.4 $88.7 $ (93.1) $ 34.6 $ 34.5   $ (93.1)      $34.5
 Preferred dividend
  requirements..........  $ --  $  --  $  --  $ --  $   --   $  --  $  --    $  43.2       $10.6
 Ratio of earnings
  before provision for
  income taxes to net
  earnings .............    --     --     --    --      --      --     --        120%        194%
                          ----- ------ ------ ----- -------  ------ ------   -------       -----
 Preferred dividend
  factor on a pre-tax
  basis.................    --     --     --    --      --      --     --       51.8        20.6
 Fixed Charges
 Interest expense.......    4.2   10.9   34.5  65.5    71.7    16.7   22.7      59.4        15.4
 Interest factor in
  rents.................    9.0   10.0   11.5  20.1    23.5     6.1    5.9      23.5         5.9
                          ----- ------ ------ ----- -------  ------ ------   -------       -----
 Combined fixed charges
  and preferred
  dividends.............   13.2   20.9   46.0  85.6    95.2    22.8   28.6     134.7        41.9
Ratio of earnings to
 combined fixed charges
 and preferred
 dividends..............   5.71  10.16   2.20  1.04      NM    1.52   1.21        NM          NM
Amount by which earnings
 are insufficient to
 cover combined fixed
 charges and preferred
 dividends..............                            $(188.3)                 $(227.8)      $(7.4)
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